SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934

                                 Date of Report

         (Date of earliest Event Reported):               August 27, 2003

                            VICON FIBER OPTICS CORP.
             (exact name of registrant as specified in its charter)

                Delaware                     0-11057            13-2615925
     (State or other jurisdiction      (Commission title)    (IRS Employer of
identification number or organization)                     incorporation number)

       90 Secor Lane, Pelham Manor, New York                    10803
     (address of principal executive offices)                 (zip code)

 Registrant's telephone number including area code          (914) 738-5006

ITEM 5 - Other Events

      Vicon Fiber Optics Corp. (the "Company) (OTC Bulletin Board, "VFOX") announce today that it has reached agreement in its Legal Proceedings against several of its former officers, as well as one of its former independent auditors.

      In December 2001, the Company filed a civil legal suit against several of its former officers, as well as against its former independent auditors. This suit was originally with the U.S. District Court, Southern District of New York and was subsequently remanded to the New York State Supreme Court and alleged, among other things, that the former officers misappropriated Company funds, and falsified certain of the Company's books and records. The suit also alleged that the former auditors failed, among other things, to conduct a number of annual Company audits in accordance with generally accepted auditing standards. The former auditors filed a counter-claim with the court against the Company alleging that the Company has failed to pay them approximately $53,000 for past services.

      In settlement of this lawsuit the Company received $137,500 from its former certified auditor and a total of $55,000 from the three former officers. The former auditor also agreed to drop its counter-claim of $53,000 for past services rendered.

      In addition, the three former officers were required to surrender all shares of common stock in their possession as well as any warrants which they may have. To date the company has received 1,117,978 shared of common stock which represents approximately 13.1% of the outstanding shares of the company.